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                                                                      Exhibit 15



February 7, 2001


Lowe's Companies, Inc.
Wilkesboro, North Carolina

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended April 28, 2000, July 28, 2000 and October 27, 2000 as indicated in our reports dated May 10, 2000, August 9, 2000 and November 8, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 28, 2000, July 28, 2000 and October 27, 2000, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina.